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                                                                   EXHIBIT 23.01

                          Independent Auditors' Consent

The Board of Directors
The St. Joe Company:


We consent to the incorporation by reference in the registration statements (No. 333-23571 and 333-43007) on Form S-8 of The St. Joe Company of our reports dated February 23, 1999, relating to the consolidated balance sheet of St. Joe Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedules, which reports appear in the December 31, 1998 annual report on Form 10-K of The St. Joe Company.

                                                        KPMG LLP

Jacksonville, Florida
March 24, 1999